UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C.


                                SCHEDULE 13G


                  UNDER THE SECURITIES EXCHANGE ACT OF 1934

                             (AMENDMENT NO. 1)*

                                 Enron Corp.
____________________________________________________________________________

                              (Name of Issuer)

                                Common Stock
____________________________________________________________________________

                       (Title of Class of Securities)

                                  293561106
____________________________________________________________________________

                               (CUSIP NUMBER)


Check the following box if a fee is being paid with this statement ( X ). (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities and Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

       2 of 5

CUSIP NO.  293561106                 13G


1.      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                George D. Bjurman & Associates
                ###-##-####
                IRS Identification No. 95-2654860
____________________________________________________________________________
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                  (a) ______

                                                                  (b) ______
____________________________________________________________________________
3.      SEC USE ONLY
____________________________________________________________________________
4.      CITIZENSHIP OR PLACE OF ORGANIZATION
        California
____________________________________________________________________________
                                         5.       SOLE VOTING POWER
                                                  -0-

                                         ___________________________________
NUMBER OF SHARES                         6.       SHARED VOTING POWER
BENEFICIALLY                                      5,600
OWNED BY EACH REPORTING                  ___________________________________
PERSON WITH                              7.       SOLE DISPOSITIVE POWER
                                                  -0-

                                         ___________________________________
                                         8.       SHARED DISPOSITIVE POWER
                                                  5,600

                                         ___________________________________
____________________________________________________________________________
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        5,600
____________________________________________________________________________
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        N/A
____________________________________________________________________________
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        0.00%
____________________________________________________________________________
12.     TYPE OF REPORTING PERSON
        IA

       3 of 5

CUSIP NO.  293561106                 13G


1.      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                George Andrew Bjurman*
                ###-##-####

____________________________________________________________________________
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                  (a) ______

                                                                  (b) ___X__
____________________________________________________________________________
3.      SEC USE ONLY
____________________________________________________________________________
4.      CITIZENSHIP OR PLACE OF ORGANIZATION
        U.S.A.
____________________________________________________________________________
                                         5.       SOLE VOTING POWER
                                                  -0-
                                         ___________________________________
NUMBER OF SHARES                         6.       SHARED VOTING POWER
BENEFICIALLY                                      5,600*
OWNED BY EACH REPORTING                  ___________________________________
PERSON WITH                              7.       SOLE DISPOSITIVE POWER
                                                  -0-
                                         ___________________________________
                                         8.       SHARED DISPOSITIVE POWER
                                                  5,600*
                                         ___________________________________
____________________________________________________________________________
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        5,600*
____________________________________________________________________________
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        N/A
____________________________________________________________________________
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        0.00%
____________________________________________________________________________
12.     TYPE OF REPORTING PERSON
        IN


______________________________
* The filing of this statement shall not be deemed an admission by George Andrew Bjurman that he beneficially owns the securities attributed to George D. Bjurman Associates for any purpose.

       4 of 5

CUSIP NO.  293561106                 13G


1.      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Owen Thomas Barry III*
                ###-##-####

____________________________________________________________________________
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                  (a) ______

                                                                  (b) __X___
____________________________________________________________________________
3.      SEC USE ONLY
____________________________________________________________________________
4.      CITIZENSHIP OR PLACE OF ORGANIZATION
        U.S.A.
____________________________________________________________________________
                                         5.       SOLE VOTING POWER
                                                  -0-
                                         ___________________________________
NUMBER OF SHARES                         6.       SHARED VOTING POWER
BENEFICIALLY                                      5,600*
OWNED BY EACH REPORTING                  ___________________________________
PERSON WITH                              7.       SOLE DISPOSITIVE POWER
                                                  -0-
                                         ___________________________________
                                         8.       SHARED DISPOSITIVE POWER
                                                  5,600*
                                         ___________________________________
____________________________________________________________________________
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        5,600*
____________________________________________________________________________
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        N/A
____________________________________________________________________________
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        0.00%
____________________________________________________________________________
12.     TYPE OF REPORTING PERSON
        IN


______________________________
* The filing of this statement shall not be deemed an admission by Owen Thomas Barry III that he beneficially owns the securities attributed to George D. Bjurman Associates for any purpose.

       5 of 5

Item 5. Ownership of Five Percent or Less of a Class.

                         This is an amendment to correct the initial filing
                that inadvertently misreported the percentage of beneficial ownership due to an error in the calculation of the total outstanding number of shares. As of June 30, 1994, the investment adviser beneficially owned 5,600 shares, constituting 0.00% of the class of the subject securities.

Item 10.        Certification and Signature.

        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                  SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                         08/11/94
                                         ___________________________________
                                                  Date

                                         /s/ George Andrew Bjurman
                                         ___________________________________
                                                  Signature

                                         George Andrew Bjurman, CEO, GDBA
                                         ___________________________________
                                                  Name/Title

                                         /s/ George Andrew Bjurman
                                         ___________________________________
                                                  George Andrew Bjurman

                                         /s/ Owen Thomas Barry III
                                         ___________________________________
                                                  Owen Thomas Barry III